Exhibit 99.13



                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------


          CHATEAU PROPERTIES ACKNOWLEDGES RECEIPT OF LETTER FROM MHC


CLINTON TOWNSHIP, MICHIGAN, OCTOBER 2, 1996 -- Chateau Properties, Inc. (NYSE:CPJ) today acknowledged that it had received a letter from the Chairman of Manufactured Home Communities (NYSE:MHC), Sam Zell. The Company said its board of directors will review the contents of the letter in due course.


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